Exhibit 99.1

Michael DuGally Named to Board of Directors at
Game Trading Technologies, Inc.

Hunt Valley, MD – December 29, 2010 – Game Trading Technologies, Inc. (OTCBB: GMTD, “GTTI”), a leading provider of comprehensive trading solutions for video game retailers, publishers, rental companies and consumers, has appointed Michael DuGally to its board of directors.

Mr. DuGally is currently the CEO of NorAm International Partners, LLC a company he co-founded in 2006 that specializes in media refurbishment (CD and DVD), and contract third-party logistics services such as receiving and repairing of digital entertainment media from various trade-in programs. Earlier this year, NorAm International Partners, LLC was recognized by Inc. Magazine as one of the fastest growing private companies in the U.S., ranking 197 out of 500.  From 1997 until October 2007, DuGally was president and executive vice president of AIS, Inc., a manufacturer of commercial office furniture, his last position serving as its president since January 2005.  Mr. Dugally received his B.A. in political science and English from Whitman College in 1990 and his M.B.A. in finance from Michigan State University in 1996.

“Michael brings a wealth of industry-specific experience, leadership and vision to GTTI’s Board,” said Todd Hays, president and CEO of GTTI.  “In addition, he brings to us tremendous on-line, direct to consumer sales and service knowledge and understanding.  Michael recognizes the many business and market opportunities available to GTTI and we look forward to his contributions as a key member of our board” added Hays.

About Game Trading Technologies, Inc.
Founded in 2003 and headquartered in Hunt Valley, MD, Game Trading Technologies, Inc. (GTTI) is a leading video game trading services provider focused on valuation, procurement, refurbishment, and redistribution of pre-owned video games. GTTI offers unique services, supported by innovative technologies to an array of national firms, allowing them to better serve customers who want to trade their games for store credit or purchase pre-owned games. The foundation of most of these relationships is GTTI’s proprietary game trading database that updates values on more than 10,000 video games and consoles on a daily basis according to market conditions. GTTI shares are quoted on the OTC Bulletin Board under the symbol “GMTD.” For additional information, visit www.gtti.com or call (877) 631-GAME (4263).  Follow GTTI on Facebook at: http://www.facebook.com/pages/Game-Trading-Technologies-Inc/124707640893393?ref=ts or on Twitter at http://twitter.com/GTTI_News.

Forward Looking Statements
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect GTTI’s current expectations about its future results, performance, prospects and opportunities. GTTI has tried to identify these forward-looking statements by using words and phrases such as "may," "will," "expects," "anticipates," "believes," "intends," "estimates," "plan," "should," "typical," "preliminary," "hope," or similar expressions. These forward-looking statements are based on information currently available to GTTI and are subject to a number of risks, uncertainties and other factors that could cause GTTI’s actual results, performance, prospects or opportunities during the remainder of 2010 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Game Trading Technologies' filings with the Securities and Exchange Commission which may be found at www.sec.gov.

Company Contact:
Jody Janson
Game Trading Technologies, Inc.
Tel: 877-631-GAME (4263)
Email: jody@gtti.com

Investor Relation Contact:
Scott Liolios or Matt Glover
Liolios Group, Inc.
Tel: 949-574-3860
Email: info@liolios.com